Exhibit 99.1

CEVA, Inc. Announces Third Quarter 2018 Financial Results

•	Thirteen license agreements signed, due to strong demand for IoT connectivity

•	Royalty revenue growth of 56% sequentially

•	Repurchased approximately 216,000 shares for approximately $6.3 million

MOUNTAIN VIEW, Calif. – Nov 08, 2018 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, announced today its financial results for the third quarter ended September 30, 2018.

Total revenue for the third quarter of 2018 was $21.4 million, an 11% decrease compared to $24.0 million reported for the third quarter of 2017. Third quarter 2018 and 2017 licensing and related revenue were $9.8 million and $14.0 million, respectively. Royalty revenue for the third quarter of 2018 was $11.6 million, an increase of 16% when compared to $10.0 million reported for the third quarter of 2017.

Gideon Wertheizer, CEO of CEVA, stated: “We are pleased to report a solid third quarter, reflecting a healthy licensing environment, in particular in China, and strong royalty revenue recovery. In licensing, the demand for our short range connectivity and cellular technologies result from our leadership and comprehensive offerings for Bluetooth, Wi-Fi, 5G and NB-IoT. We are strategically positioned to exploit all market segments and usage models, as wireless IP is complex, scarce and mandatory for all IoT-related products. On royalties, the wide deployment of our advanced DSP technologies within the latest generation of the world’s most successful smartphone, and the continued growth of shipments from our non-handset baseband customers were the main catalysts for 56% sequential growth.”

GAAP net income and diluted earnings per share for the third quarter of 2018 was $2.5 million and $0.11, respectively, compared to $5.9 million and $0.26 reported for the same period in 2017.

Non-GAAP net income and diluted earnings per share for the third quarter of 2018 were $5.2 million and $0.23, respectively, compared to $8.3 million non-GAAP net income and $0.36 diluted earnings per share reported for the third quarter of 2017. Non-GAAP net income and diluted earnings per share for the third quarter of 2018 excluded: (a) equity-based compensation expense, net of taxes, of $2.5 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves and NB-IoT technologies. Net income and diluted earnings per share for the third quarter of 2017 excluded: (a) equity-based compensation expense, net of taxes, of $2.1 million, and (b) the impact of the amortization of acquired intangibles of $0.3 million associated with the acquisition of RivieraWaves.

During the quarter, CEVA completed thirteen license agreements. Four of the agreements were for CEVA DSP and AI platforms, and nine were for CEVA connectivity IPs. All agreements were for non-handset baseband applications and four were with first-time customers of CEVA. Customers’ target markets for the licenses include ADAS, consumer and industrial IoT connectivity, and wireless audio.

Geographically, nine of the deals signed were in China, one was in the U.S. and three were in the APAC region, including Japan.

Yaniv Arieli, Chief Financial Officer of CEVA, stated: “We saw a strong recovery in the third quarter in shipments from our customers, including a record 98 million non-handset baseband units, of which 83 million were Bluetooth devices. On buyback, we purchased approximately 216,000 shares of our common stock during the third quarter for an aggregate consideration of approximately $6.3 million. Moreover, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were approximately $167 million at the end of the quarter.”

CEVA Conference Call

On November 8, 2018 CEVA management will conduct a conference call at 8:30 a.m. Eastern Time to discuss the operating performance for the quarter.

The conference call will be available via the following dial in numbers:

•	U.S. Participants: Dial 1-844-435-0316 (Access Code: CEVA)

•	International Participants: Dial +1-412-317-6365 (Access Code: CEVA)

The conference call will also be available live via webcast at the following link: https://www.webcaster4.com/Webcast/Page/984/27722. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

For those who cannot access the live broadcast, a replay will be available by dialing +1-877-344-7529 or +1-412-317-0088 (access code: 10124765) from one hour after the end of the call until 9:00 a.m. (Eastern Time) on November 15, 2018. The replay will also be available at CEVA’s web site www.ceva-dsp.com.

For More Information, Contact:
Yaniv Arieli	Richard Kingston
CEVA, Inc.	CEVA, Inc.
CFO	VP Market Intelligence, Investor & Public Relations
+1.650.417.7941	+1.650.417.7976
yaniv.arieli@ceva-dsp.com	richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and cellular IoT (NB-IoT and Cat-M1) enabled devices, advanced imaging and computer vision for any camera-enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (Wi-Fi 4 (802.11n), Wi-Fi 5 (802.11ac) and Wi-Fi 6 (802.11ax) up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about CEVA being strategically positioned to exploit all market segments and usage models, as wireless IP is complex, scarce and mandatory for all IoT-related products. The risks, uncertainties and assumptions that could cause differing CEVA results include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT market, the effect of intense industry competition and consolidation, global chip market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME – U.S. GAAP

U.S. dollars in thousands, except per share data

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
	Unaudited
Revenues:
Licensing and related revenues	$9,786	$14,021	$29,907	$33,893
Royalties	11,627	10,023	26,569	32,013

Total revenues	21,413	24,044	56,476	65,906

Cost of revenues	2,006	1,726	5,966	5,030

Gross profit	19,407	22,318	50,510	60,876

Operating expenses:
Research and development, net	11,897	10,031	35,756	30,413
Sales and marketing	2,727	3,057	9,302	9,422
General and administrative	2,406	2,711	8,193	7,388
Amortization of intangible assets	225	309	676	927

Total operating expenses	17,255	16,108	53,927	48,150

Operating income (loss)	2,152	6,210	(3,417)	12,726
Financial income, net	831	821	2,535	2,147

Income (loss) before taxes on income	2,983	7,031	(882)	14,873
Income taxes expense	440	1,181	847	1,008

Net income (loss)	$2,543	$5,850	$(1,729)	$13,865

Basic net income (loss) per share	$0.12	$0.27	$(0.08)	$0.64
Diluted net income per share	$0.11	$0.26	$(0.08)	$0.62
Weighted-average number of Common Stock used in computation of net income per share (in thousands):
Basic	21,997	21,946	22,091	21,687
Diluted	22,428	22,683	22,091	22,480

Unaudited Reconciliation of GAAP to Non-GAAP Financial Measures

U.S. Dollars in thousands, except per share amounts

	Three months ended September 30		Nine months ended September 30
	2018	2017	2018	2017
	Unaudited
GAAP net income (loss)	$2,543	$5,850	$(1,729)	$13,865
Equity-based compensation expense included in cost of revenue	155	125	480	330
Equity-based compensation expense included in research and development expenses	1,246	991	3,874	2,834
Equity-based compensation expense included in sales and marketing expenses	369	381	1,246	1,040
Equity-based compensation expense included in general and administrative expenses	697	722	2,483	2,142
Income tax benefit related to equity-based compensation expenses	(118)	(84)	(400)	(268)
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-Iot technologies	303	309	937	927

Non-GAAP net income	$5,195	$8,294	$6,891	$20,870

GAAP weighted-average number of Common Stock used in computation of diluted net income (loss) per share (in thousands)	22,428	22,683	22,091	22,480
Weighted-average number of shares related to outstanding stock-based awards (in thousands)	390	273	897	301

Weighted-average number of Common Stock used in computation of diluted earnings per share, excluding the above (in thousands )	22,818	22,956	22,988	22,781
GAAP diluted earnings (loss) per share	$0.11	$0.26	$(0.08)	$0.62
Equity-based compensation expense, net of taxes	$0.11	$0.09	$0.34	$0.26
Amortization of intangible assets related to RivieraWaves transaction and in 2018 NB-IoT technologies	$0.01	$0.01	$0.04	$0.04

Non-GAAP diluted earnings per share	$0.23	$0.36	$0.30	$0. 92

CEVA, INC. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. Dollars in thousands)

	September 30, 2018	December 31, 2017 (*)
	Unaudited	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$9,212	$21,739
Marketable securities and short term bank deposits	110,344	117,096
Trade receivables	7,577	14,480
Accrued revenues	16,456	2,014
Prepaid expenses and other current assets	5,904	3,747

Total current assets	149,493	159,076

Long-term assets:
Bank deposits	47,450	44,518
Severance pay fund	9,242	8,910
Deferred tax assets	4,727	3,643
Property and equipment, net	7,979	6,926
Goodwill	46,612	46,612
Intangible assets, net	3,004	1,742
Other long term assets	6,744	5,385

Total assets	$275,251	$276,812

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade payables	$1,000	$392
Deferred revenues	3,614	4,399
Accrued expenses and other payables	16,449	18,004

Total current liabilities	21,063	22,795
Long-term liabilities:
Accrued severance pay	9,800	9,347

Total liabilities	30,863	32,142

Stockholders’ equity:
Common stock:	22	22
Additional paid in-capital	221,248	217,417
Treasury stock	(36,168)	(26,056)
Accumulated other comprehensive loss	(1,284)	(586)
Retained earnings	60,570	53,873

Total stockholders’ equity	244,388	244,670

Total liabilities and stockholders’ equity	$275,251	$276,812

(*) Derived from audited financial statements